UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VIRTUS ARTIFICIAL INTELLIGENCE & TECHNOLOGY OPPORTUNITIES FUND

(Name of Registrant as Specified in Its Charter/Declaration of Trust)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

VIRTUS ARTIFICIAL INTELLIGENCE & TECHNOLOGY OPPORTUNITIES FUND

October 10, 2022

Dear Fellow Shareholder,

As promised, I continue to update you on the progress of the Virtus Closed End Funds (“CEF”) Shareholder Meeting’s initiative. I recently told you that six of the seven CEFs passed the new sub-advisory proposal on the original meeting date. As expected, we adjourned Virtus Artificial Intelligence & Technology Opportunities Fund (“AIO”) to November 10, 2022.

The adjournment period will give you and your fellow shareholders adequate time to vote your shares and ensure the proposal passes. I would appreciate that you take a few minutes to sign, date and mail the proxy card in the return prepaid envelope or follow the instructions below to vote by internet or phone.

Vote by Phone by calling 1-833-288-9331 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions regarding the shareholder meeting or you need assistance in voting, please contact our proxy solicitor, Di Costa Partners at 1-833-288-9331.

Thank you in advance for voting,

George R. Aylward

President and Chief Executive Officer, Virtus Closed-End Funds

AAM_ADJ 3_09

VIRTUS ARTIFICIAL INTELLIGENCE & TECHNOLOGY OPPORTUNITIES FUND

October 17, 2022

Dear Fellow Shareholder,

We are approximately three weeks into the Virtus Artificial Intelligence & Technology Opportunities Fund (“AIO”) Shareholder Meeting adjournment period. I am gratified to report that we have been making progress with the Retail Shareholder base voting shares, but we have not received your vote as of today.

In order to meet the 50% of votes cast and pass the new sub-advisory proposal, we need to maximize vote participation from retail investors like you. You will have a direct impact on the vote outcome if you vote by signing, dating and mailing the enclosed proxy card in the prepaid return envelope or you can vote by internet or telephone by following the directions below.

Vote by Phone by calling 1-833-288-9331 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions regarding the shareholder meeting or you need assistance in voting, please contact our proxy solicitor, Di Costa Partners at 1-833-288-9331.

Thank you,

George R. Aylward

President and Chief Executive Officer, Virtus Closed-End Funds

AAM_ADJ 4_09